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                                                                   EXHIBIT 10.4

                        DEVELOPMENT AND SUPPLY AGREEMENT

         THIS DEVELOPMENT AND SUPPLY AGREEMENT (the "AGREEMENT") is made and entered into as of January 5, 2000 (the "EFFECTIVE DATE") between MACROPORE, INC. ("MACROPORE"), a Delaware corporation, and MEDTRONIC, INC. (as defined below, "MEDTRONIC"), a Minnesota corporation.

                                   WITNESSETH:

         WHEREAS, MacroPore has developed bioabsorbable surgical implants for use in, among other areas, bone fixation and reconstruction in the craniofacial skeleton and, on even date herewith, MacroPore and Medtronic have entered into a Distribution Agreement (the "DISTRIBUTION AGREEMENT") pursuant to which Medtronic is granted exclusive worldwide distribution rights with respect to such products; and

         WHEREAS, the parties desire MacroPore to develop bioabsorbable spinal implants and [**************] pursuant to Medtronic's designs and specifications and to manufacture and supply such developed products to Medtronic; and

         WHEREAS, MacroPore and Medtronic's Affiliate, Medtronic Asset Management, Inc. ("MAMI"), intend to enter into a Series D Preferred Stock Purchase Agreement (the "INVESTMENT AGREEMENT") pursuant to which MAMI will purchase Series D Preferred Stock of MacroPore and receive various rights; and

         WHEREAS, it is a condition to MAMI's willingness to purchase such MacroPore Series D Preferred Stock that the parties enter into this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

         1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"AGREEMENT" means this Agreement and all Exhibits and Schedules hereto.

"CONFIDENTIAL INFORMATION" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party or such other party's designee pursuant to Section 11.5 (the

PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

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"receiving party"), and which is marked as proprietary or confidential as provided below, excluding information that:

     (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

     (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

     (c) is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the disclosing party with respect thereto;

     (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

     (e) is independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party, as evidenced by the receiving party's written records; or

     (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the receiving party.

     All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be followed by confirmation that such information is confidential by the disclosing party within 30 days.

     Specific aspects or details of Confidential Information shall not be deemed to be within the public domain merely because the aspects or details of the Confidential Information is embraced by general disclosures in the public domain. In addition, any combination of Confidential Information shall not be considered in the public domain or in the prior possession of the receiving party merely because individual elements thereof are in the public domain or in the prior possession of the receiving party unless the combination and its principles are in the public domain or in the prior possession of the receiving party.

"DEVELOPED PRODUCTS" means as defined in Section 2.3.

"FAILURE OF SUPPLY" means (i) MacroPore's failure, for any reason other than Force Majeure, to deliver any Developed Product ordered in accordance with the provisions of Article 5 by the date scheduled for delivery thereof, including but not limited to a failure to deliver Developed Products which conforms to the Specifications therefor, which failure is not cured within two months after MacroPore is notified of such failure, (ii) MacroPore's failure due to Force Majeure to deliver any Developed Product ordered in accordance with the provisions of Article 5 by the date scheduled for delivery thereof, including but not limited to a failure to deliver Developed Product which

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conforms to the Specifications therefor, which failure is not cured within three months after MacroPore is notified of such failure, or (iii) MacroPore's failure on any five occasions within any 24-month period, for any reason other than Force Majeure, to deliver any Developed Product ordered in accordance with the provisions of Article 5 within 30 days after the respective dates scheduled for delivery thereof, including but not limited to a failure to deliver Developed Product which conforms to the Specifications therefor.

"FDA" means the United States Food and Drug Administration.

"FORCE MAJEURE" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

"GMP" means Good Manufacturing Practices as defined in 21 CFR Parts 210 through 226 and Parts 600 through 680.

"INTELLECTUAL PROPERTY" means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof, all inventions, discoveries, ideas, technology, know-how, trade secrets, data, information, processes, formulas, drawings and designs, licenses, computer programs and software; and all amendments, modifications, and improvements to any of the foregoing.

"[***************]" means those medical devices (other than Spinal Implants) designed to be [***************************************************************
******] as the parties may agree to develop hereunder.

"INVENTION" means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

"KNOWLEDGE" means actual knowledge of a fact or the knowledge that such person could reasonably be expected to have based on reasonable inquiry. The "knowledge" of an entity shall include the knowledge of such entity's employees.

"LICENSED INTELLECTUAL PROPERTY" means, with respect to a Failure of Supply of a particular Developed Product, all Intellectual Property used by MacroPore in connection with the manufacture or sale of such Developed Product at the time of such Failure of Supply.

"MACROPORE" means MacroPore, Inc. and its Affiliates.

"MEDTRONIC" means Medtronic, Inc. and its Affiliates.

"NET SALES" of Developed Products for purposes of Article 11 with respect to a particular period means the amounts that Medtronic or any Affiliate of Medtronic receives from third parties (eliminating transactions among Affiliates of Medtronic and/or Medtronic) for net sales of

PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


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Developed Products during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, returns, discounts and allowances, credits or repayments due to rejections, defects or returns, provided that if Medtronic or any Affiliate of Medtronic sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Developed Products, then "Net Sales" with respect to such sales of packaged products shall equal the number of units of Developed Products sold as part of such packaged products (less rejections, defects and returns) multiplied by either (i) the respective average net selling price during such period of the same type of Developed Product sold individually, or (ii) the average net selling price during such period for a comparable product (if the same type of Developed Product is not sold individually), in either case excluding sales, use or excise tax, freight, duty or insurance included therein.

"PMA" means a Premarket Approval Application as defined in 21 CFR Part 814.

"PRODUCT LIABILITY DAMAGES" means any liability, claim or expense, including but not limited to reasonable attorneys' fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the Developed Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Developed Products.

"SAFETY" means the relative freedom from harmful effect to persons affected, directly or indirectly, by a product when prudently administered, taking into consideration the character of the product in relation to the condition of the recipient at the time. This definition of "safety" is essentially the definition of "safety" as used in 21 CFR part 600.

"SPECIFICATIONS" means the specifications for the Developed Products as determined by Medtronic.

"SPINAL IMPLANTS" means those medical devices (other than [**************]) designed to be implanted in the human body for the treatment of spinal disease, deformity or trauma as the parties may agree to develop hereunder.

"STATEMENT OF WORK" means, with respect to each Spinal Implant and/or [************], the mutually-agreed upon and signed written description of the development process for such product, and shall include unless otherwise agreed between the parties: a detailed description of such product; a description of each phase in such development; a list of goals (or "milestones") and target dates for achievement of such milestones and completion of each phase; and such other details as the parties may agree in writing. A Statement of Work shall include any mutually agreed-upon written amendments thereto.

     1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.


PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


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     1.3 DEFINITIONAL PROVISIONS.

     The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

     The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

     The term "dollars" or "$" shall refer to the currency of the United States of America.

                                ARTICLE 2
                     LICENSE AND DEVELOPMENT OF PRODUCTS

     2.1 LICENSE TO MACROPORE. Medtronic hereby grants MacroPore a non-exclusive license to use all Intellectual Property owned by or licensed to (with the right to sublicense) Medtronic used or usable in the development or manufacture of the Spinal Implants and the [**************] during the Term of this Agreement, solely for the purpose of development, manufacture and sale to Medtronic of Developed Products. MacroPore shall not use any Intellectual Property of Medtronic except for the development, manufacture and sale to Medtronic of Developed Products.

     2.2 EXCLUSIVITY. During the term of this Agreement, MacroPore shall not develop manufacture or sell any products or devices for use in the field of spinal fixation, stabilization and/or fusion, except for Developed Products to be supplied to Medtronic hereunder.

     2.3 DEVELOPMENT EFFORTS. MacroPore shall be responsible for developing the ability, equipment and processes to manufacture Spinal Implants and [*************] from poly-lactic acid (or other resorbable materials as agreed to by Medtronic) pursuant to Statements of Work. Those Spinal Implants and [**************] which MacroPore demonstrates to Medtronic's reasonable satisfaction can be manufactured from poly-lactic acid on a commercially feasible scale and without any material adverse effect on the functionality thereof (versus the functionality of a product manufactured in the same design but from other materials) are referred to as "Developed Products". If either Medtronic or MacroPore notifies the other party in writing of a proposal for a potential Developed Product, MacroPore and Medtronic shall, within thirty (30) days thereafter, each designate the appropriate personnel to meet and/or correspond with the appropriate personnel of the other party with a view to evaluating the technical and commercial feasibility of such proposed Developed Product. Attached hereto as Exhibit A is notice of proposed potential Development Products to be initiated at the signing of this Agreement. If the parties mutually determine in their discretion that research and/or development of such proposed


PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


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Developed Product appears to be desirable and technically and commercially feasible, MacroPore and Medtronic shall each use good faith reasonable efforts to agree upon a Statement of Work for such proposed Developed Product. Such Statement of Work shall, when signed by each of Medtronic and MacroPore, become subject to the general terms and provisions of this Agreement. Subject to the terms and conditions of this Agreement, Medtronic and MacroPore shall each use good faith reasonable efforts to perform their respective responsibilities under each Statement of Work within the timeframes specified in such Statement of Work. Any changes to a Statement of Work will require mutual written agreement by the parties.

     2.4 REGULATORY APPROVALS.

     (a) Medtronic shall be responsible obtaining all necessary regulatory approvals for the commercial sale of the Developed Products, including the preparation of the clinical study protocols, selection of investigational sites, preparation of the investigator's brochures, instruction and training of clinical investigators, monitoring the performance of clinical trials, data collection and analysis, reporting of adverse events, preparation and prosecution of regulatory submissions, and post approval clinical studies All regulatory approvals for the Developed Products will be in Medtronic's name and owned by Medtronic.

     (b) MacroPore shall supply to Medtronic such quantities of Developed Products as is reasonably required by Medtronic to obtain necessary regulatory approvals. Medtronic shall pay MacroPore an amount equal to MacroPore's direct cost of materials and labor for such Developed Products used in clinical trials.

     (c) MacroPore will grant Medtronic the right of reference to MacroPore's regulatory files with the FDA or other appropriate government agencies as necessary or helpful for support of Medtronic's regulatory submissions with respect to Developed Products and, upon Medtronic's request participate in any discussions with the FDA or clinical investigators with respect thereto. MacroPore represents and warrants to Medtronic that MacroPore's poly-lactic acid material has been approved by the FDA for Safety in long term implantable devices.

     2.5 TERMINATION OF DEVELOPMENT STATEMENT OF WORK. Medtronic shall be entitled to terminate any Statement of Work for a Developed Product or potential Developed Product if Medtronic, in its sole discretion, determines that such Developed Product will not be technically or commercially feasible or will have only limited commercial value to Medtronic.

                                  ARTICLE 3
                        GENERAL OBLIGATIONS OF MEDTRONIC

     3.1 SALES OF DEVELOPED PRODUCTS. Medtronic shall be solely responsible for marketing and selling all Developed Products.

     3.2 QUALITY CONTROL. Medtronic agrees to follow reasonable quality control standards with respect to the storage, preservation, sale and use of the Developed Products purchased under this Agreement.

     3.3 RECORDS AND RECALL. Medtronic shall maintain complete and accurate records of all Developed Products sold by Medtronic and its subdistributors in sufficient detail to enable

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Medtronic to conduct an effective recall of Developed Products if Medtronic determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall of any of the Developed Products, MacroPore will cooperate with and assist Medtronic in effecting such recall.

     3.4 REGULATORY APPROVALS.

     (a) CLINICALS. Medtronic shall be responsible for all clinical study design, investigator selection, and data analysis in connection with clinical trials of the Developed Products. MacroPore shall give Medtronic such assistance in connection with such clinical studies as Medtronic may reasonably request.

     (b) DEVICE APPROVALS. Medtronic shall be responsible for filing, obtaining and maintaining all necessary regulatory approvals for the importation and sale of Developed Products. To the extent permitted by law, all foreign regulatory approvals shall be owned by Medtronic and shall be in the name of Medtronic.

     (c) EXPORT. Medtronic shall be responsible for obtaining all export licenses and permits as may be required to export the Developed Products from the country of manufacture into the particular countries where such Developed Products are delivered. MacroPore shall cooperate fully with Medtronic in its efforts to obtain any such approvals.

                                    ARTICLE 4
                        GENERAL OBLIGATIONS OF MACROPORE

     4.1 MANUFACTURE AND SUPPLY OF DEVELOPED PRODUCTS. MacroPore shall use commercially reasonable efforts to manufacture, or have manufactured, Developed Products in accordance with the Specifications and to ship such Developed Products to Medtronic in the quantities ordered by Medtronic pursuant to Article 5 of this Agreement. MacroPore shall be responsible for packaging in accordance with packaging specifications to be mutually agreed upon by Medtronic and MacroPore, and for any necessary sterilization of Developed Products purchased under this Agreement in accordance with the Specifications.

     4.2 GOOD MANUFACTURING PRACTICES/QUALITY SYSTEMS REGULATIONS. MacroPore shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to the [design,] manufacture and/or quality of Developed Products. Without limitation of the foregoing, MacroPore represents and warrants to Medtronic that all Developed Products sold and delivered to Medtronic under this Agreement will have been manufactured in accordance with all applicable requirements. MacroPore shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore's compliance with this Section 4.2.

     4.3 TRAINING. MacroPore shall provide Medtronic with such training as Medtronic may reasonably request in connection with the sale of Developed Products. Medtronic shall reimburse MacroPore for travel and other out-of-pocket costs reasonably incurred by MacroPore in connection with such training upon submission by MacroPore of appropriate documentation thereof.

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     4.4 PRODUCT LITERATURE AND PACKAGING. MacroPore will give Medtronic such assistance in connection with the preparation of Developed Product packaging, labeling and operations and technical manuals for use with the Developed Products as reasonably requested by Medtronic. Medtronic shall be responsible for the preparation of sales and marketing materials as deemed appropriate by Medtronic, and MacroPore shall supply any artwork or other materials reasonably requested by Medtronic in connection therewith.

                                    ARTICLE 5
                               ORDERS FOR PRODUCTS

     5.1 PURCHASE ORDERS. Medtronic shall submit purchase orders for Developed Products to MacroPore in writing, whether by mail, telecopier, telegram or otherwise, at the time that each forecast is delivered to MacroPore pursuant to Section 5.3. Each purchase order shall, at a minimum, set forth the product numbers, quantities (subject to Section 5.3), delivery dates, and shipping instructions and shipping addresses for all Developed Products ordered. Purchase orders shall be binding upon MacroPore unless and to the extent the quantities specified therein exceed the amounts specified in the Plan. Each purchase order shall be subject to and governed by the terms of this Agreement. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any MacroPore or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an officer of MacroPore and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement.

     5.2 FIRST ORDER. The first purchase order for a Developed Product will be placed by Medtronic approximately 90 days prior to commercial release of the Developed Product. Subsequently, Medtronic will place orders for the next succeeding months on a monthly basis, at the time that it provides its forecast described in Section 5.3, with all such subsequent purchase orders submitted at least 60 days in advance of the earliest scheduled delivery date for such order.

     5.3 MEDTRONIC'S FORECASTS. At the time that Medtronic places its first order for a Developed Product, Medtronic shall provide MacroPore with a six-month sales plan to be mutually agreed upon indicating by month the number of such Developed Products anticipated to be sold by Medtronic or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan"). The Plan shall be updated by Medtronic on a quarterly basis (on or before the first day of each subsequent month) for a rolling successive six-month period. Each Plan shall be used for purposes of facilitating Medtronic's marketing plans, MacroPore's manufacturing plans, and meeting the lead times required by certain of MacroPore's suppliers, but are not legally binding on Medtronic or MacroPore in any manner.

     5.4 ORDER LIMITATIONS. MacroPore shall not be required to deliver quantities in excess of 100% of forecasted requirements for the first three months of any Plan, provided, however, that MacroPore shall use all commercially reasonable efforts to supply such excess.

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     5.5 MODIFICATION OF ORDERS. Medtronic may cancel or reschedule purchase orders for products only with MacroPore's prior written approval. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic as to any Developed Products that are not delivered within 60 days after the delivery date requested by Medtronic pursuant to a purchase order, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to MacroPore given within 15 business days after such 60th day.

     5.6 DELIVERY TERMS. All deliveries of Developed Products shall be F.O.B. MacroPore's facility in California. Except as otherwise provided in Article 7 or Article 9 below, MacroPore shall have no further responsibility for risk of damage to or loss or delay of Developed Products after their delivery at the aforesaid F.O.B. point. All Product deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date 15 days prior to the requested shipment date, a reputable common carrier selected by MacroPore.

     5.7 PRODUCT CHANGES. MacroPore shall not, without Medtronic's prior written consent, modify the Specifications for a Product in a manner that materially affects the performance or regulatory approval status of the Product or materially increases Medtronic's costs or expenses.

     5.8 CUSTOM DEVELOPED PRODUCTS. In the event Medtronic is requested by a customer to provide customized Developed Products, Medtronic shall provide the specifications for the customized Product to MacroPore. MacroPore will determine and provide to Medtronic the additional cost, if any, and the feasibility of providing the customized Product. Medtronic will thereafter notify MacroPore if it intends to provide such customer with the customized Developed Product.

                                    ARTICLE 6
                               PRICES AND PAYMENTS

     6.1 PRICES. Unless and until otherwise mutually agreed by the parties in writing, the purchase prices per unit of Developed Products to Medtronic under this Agreement (the "Transfer Price") shall be (i) for Developed Products that are Spinal Implants, [***] of Medtronic's average net selling price per unit during the six-month period following commercial release of such Developed Product in such market, and (ii) for Developed Products that are [**************], [***] of Medtronic's average net selling price per unit during the six-month period following commercial release of such Developed Product in such market; provided that in no event shall the Transfer Price for any Developed Products be less than [****] of MacroPore's per unit direct cost of manufacturing. Separate Transfer Prices will be established for sales in the United States market and for each major international market. Until six months after commercial release of a Developed Product in a particular market, Medtronic's average net selling price per unit shall be based on Medtronic's catalog list price. If Medtronic sells the Developed Product as part of a packaged combination of products or instruments, then Medtronic's sale price of the Developed Product shall equal either (i) the respective average net selling price during such period of the same type of Developed Product sold individually, or (ii) the average net selling price during such period for a comparable product (if the same type of Developed Product is not


PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


                                   9

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sold individually). Medtronic's net selling price shall exclude sales, use or excise tax, freight, duty or insurance included therein. MacroPore and Medtronic agree to review the Transfer Price at least annually to determine if adjustments are appropriate, taking into account then market conditions. Medtronic and MacroPore agree to keep accurate written records sufficient in detail to enable Medtronic's average selling price and MacroPore's direct cost of manufacturing, respectively, of Developed Products to be determined and verified. Such records for a particular quarter shall be retained for a period of not less than three years. Upon reasonable notice and during regular business hours, each party shall from time to time (but no more frequently than once annually) make available such records for audit at the other party's expense by independent representatives selected by such other party to verify the accuracy of the reports provided to such other party.
Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the party whose records are being audited prior to conducting such audit. Such representatives may disclose to such other party only their conclusions regarding the accuracy and completeness of records related thereto, and shall not disclose confidential business information to such other party without the prior written consent of Medtronic.

     6.2 PAYMENT TERMS. Payments made by Medtronic for Developed Products purchased hereunder shall be due and payable in full within 30 days after the date of invoice by MacroPore. Any payments due hereunder which are not paid on the date such payments are due shall be subject to interest at the rate of one and one-half percent (1 1/2%) per month calculated on the number of days such payment is delinquent.

     6.3 TAXES. The transfer prices for Developed Products established pursuant to this Article 6 do not include any sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority or agency on Developed Products or any components thereof that are imported by Medtronic into any country (other than taxes on the net income of MacroPore), and Medtronic shall bear all such taxes and duties. MacroPore shall be required to take appropriate steps to minimize imposition of such taxes by filing sales exemption certificates and taking similar actions where applicable to the seller. When MacroPore has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Medtronic's invoice and paid by Medtronic, unless Medtronic provides MacroPore with a valid tax exemption certificate authorized by the appropriate taxing authority. Medtronic shall not be obligated to pay or reimburse MacroPore for taxes that are not imposed on the sale of Product to Medtronic.

                                   ARTICLE 7
                        INSPECTION, WARRANTY AND SERVICE

     7.1 INSPECTION OF PRODUCT. Medtronic shall inspect all Developed Products promptly upon receipt thereof, and in the event of any shortage, damage or discrepancy in or to a shipment of Developed Products or in the event any of the Developed Products fail to comply with the then current Specifications for the Developed Products (except for latent defects not readily observable by Medtronic), Medtronic shall report the same to MacroPore within 60 days after delivery thereof to Medtronic and furnish such written evidence or other documentation as MacroPore reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic reasonably demonstrates that such shortage, damage or discrepancy or nonconformity with Specifications existed at the time of delivery of the Developed Products, Medtronic may return the Developed Products to MacroPore, at MacroPore's expense, and, at Medtronic's

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request, MacroPore shall use all reasonable efforts to deliver promptly replacement Developed Products to Medtronic in accordance with the delivery procedures set forth herein. Any Developed Products not rejected by Medtronic by written notice given to MacroPore within such 60-day period (other than Developed Products containing latent defects not readily observable by Medtronic) shall be deemed to have been accepted by Medtronic. Following any such acceptance, the sole remedies of Medtronic with respect to damage to or defects in the Developed Products shall be those set forth in Sections 7.2 and 9.1.

     7.2 WARRANTY.

     (a) MacroPore represents and warrants to Medtronic that all Developed Products sold under this Agreement will have been manufactured and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements. Upon prior written notice, MacroPore shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore's and the Product's compliance with all applicable laws and regulations.

     (b) MacroPore warrants to Medtronic and to Medtronic's customers that Developed Products shall, when delivered to Medtronic, meet the Specifications and, for a period of one year after delivery of the Product to the customer but not more than two years after receipt by Medtronic, be free from defects in materials and workmanship. The foregoing express warranty is contingent upon proper use of the Developed Products in the applications for which they were intended as indicated in the Product label claims. Medtronic shall invoice MacroPore for, and MacroPore shall promptly pay, all shipping, transportation, insurance and other expenses actually incurred in replacing defective Developed Products that were under warranty. MacroPore will repair, replace or credit Medtronic's account for any Product that it reasonably determines was defective at the time of shipment to Medtronic or that does not conform to the express warranties herein; provided, however, that MacroPore shall have no obligation under this warranty to repair or make replacements or grant credits necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance, instructions supplied by MacroPore; damage by acts of nature, vandalism, burglary neglect or misuse; or other fault or negligence of Medtronic or (except for any strict liability of MacroPore) the customer or user. Prior to returning any Product alleged to be defective, Medtronic shall notify MacroPore in writing of the claimed defect and shall include the model and lot/serial number of such Product, as well as the number and date of the invoice therefor. No Product shall be returned without first obtaining a returned goods authorization from MacroPore, which authorization shall not be unreasonably withheld.

     7.3 LIMITED WARRANTY. THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL MACROPORE'S LIABILITY FOR PRODUCT WARRANTY INCLUDE ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

                               ARTICLE 8
               CERTAIN REPRESENTATIONS, WARRANTIES AND INDEMNITIES

     8.1 REPRESENTATIONS AND WARRANTIES.

     (a) MacroPore represents and warrants to Medtronic that the execution and delivery by MacroPore of this Agreement and the performance by MacroPore of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of MacroPore, as amended, or any provision of any indenture, agreement or other instrument to which MacroPore or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of MacroPore. This Agreement has been duly executed and delivered by MacroPore and constitutes the legal, valid and binding obligation of MacroPore, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

     (b) Medtronic represents and warrants to MacroPore that the execution and delivery by Medtronic of this Agreement and the performance by Medtronic of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Medtronic, as amended, or any provision of any indenture, agreement or other instrument to which Medtronic or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Medtronic. This Agreement has been duly executed and delivered by Medtronic and constitutes the legal, valid and binding obligation of Medtronic, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

     (c) Medtronic represents and warrants to MacroPore that the requirements it specifies for Developed Products and the information or designs it provides to MacroPore for incorporation into Developed Products under this Agreement will not infringe any Intellectual Property rights of any third party. MacroPore represents and warrants to Medtronic that the Intellectual Property related to poly-lactic acid used by MacroPore in the manufacture of Developed Products under this Agreement will not infringe any Intellectual Property rights of any third party.


                                ARTICLE 9
                              INDEMNIFICATION

     9.1 MACROPORE'S LIABILITY. MacroPore shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) finally awarded ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, or agreement on the part of MacroPore under this Agreement, or (ii) other negligence or intentional misconduct of MacroPore; provided that in no event shall MacroPore be liable for matters for which Medtronic is responsible under Section 9.2 below or for punitive or exemplary damages. MacroPore shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide Medtronic with evidence of this coverage.

     9.2 MEDTRONIC'S LIABILITY. Medtronic shall indemnify, defend and hold harmless MacroPore and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, or agreement on the part of Medtronic under this Agreement, (ii) Product Liability Damages with respect to the Developed Products (except to the extent Medtronic has a claim against MacroPore pursuant to Section 9.1 above) or (iii) other negligence or intentional misconduct of Medtronic; provided that in no event shall Medtronic be liable for matters for which MacroPore is responsible under
Section 9.1 above or for punitive or exemplary damages. Medtronic shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide MacroPore with evidence of this coverage.

     9.3 PROCEDURE. If a claim by a third party is made and a party (the "Indemnitee") intends to claim indemnification under this Article 9, the Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee or any of its subsidiaries, directors, officers, employees, shareholders, suppliers or distributors intends to claim such indemnification and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9 but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 9. If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure, such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor's prior written consent (which consent will not be unreasonably withheld). The Indemnitee under this Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.

                                 ARTICLE 10
                           TERM AND TERMINATION

     10.1 TERM. This Agreement shall take effect as of the date hereof and shall continue in force until the fifth anniversary of the date hereof, and shall automatically renew for successive five-year periods unless either party gives the other party written notice of non-renewal at least 180 days prior to such renewal date (the "Term").

     10.2 TERMINATION. Notwithstanding the provisions of Section 10.1 above, this Agreement may be terminated in accordance with the following provisions:

     (a) A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within 60 days after receipt of written notice thereof from the first party;

     (b) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business; or

     (c) A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than 180 consecutive days as provided in
Article 11 below.

     10.3 RIGHTS AND OBLIGATIONS ON TERMINATION. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

     (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.

     (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

     (c) The parties' obligations pursuant to Articles 7, 9 and 12 and Sections 3.3, 10.3 and 13.1 hereof and any and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

                                    ARTICLE 11
                       FAILURE TO SUPPLY AND FORCE MAJEURE

     11.1 NOTICE OF FORCE MAJEURE. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

     11.2 SUSPENSION OF PERFORMANCE. Subject to Section 11.3 below, during the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

     11.3 EXERCISE OF LICENSE UPON FAILURE OF SUPPLY. Upon a Failure of Supply, Medtronic shall have the right to exercise its license rights granted pursuant to Section 11.4 below to manufacture and sell such Developed Product (but not any other Developed Product) itself or have such Product manufactured by others.

     11.4 LICENSE GRANT.

     (a) MacroPore hereby grants Medtronic (i) an exclusive, sublicensable, worldwide, license to the Licensed Intellectual Property to make, have made, use, distribute, sell, offer for sale, have sold, import and otherwise commercialize and exploit Developed Products during the Term. Medtronic may not exercise such license unless and until the occurrence of a Failure of Supply.

     (b) The license granted herein shall be royalty free with respect to any Developed Products manufactured or supplied to Medtronic by MacroPore or any Affiliate of MacroPore. If Medtronic exercises its right pursuant to Section
11.3 to make or have made by a third party a Developed Product, then subject to the terms of this Agreement, Medtronic shall pay to MacroPore a royalty equal to [*************] of Medtronic's Net Sales of such Developed Product.

     (c) Within sixty (60) days after the end of each Medtronic fiscal quarter, Medtronic shall provide MacroPore with a written report indicating the amount of Net Sales of Developed Products during such quarter and the amount of the royalties due for such quarter. Simultaneously with making such report, Medtronic shall pay to MacroPore the amount of royalties then due.

     (d) Medtronic agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Medtronic to be determined and verified. Such records for a particular quarter shall be retained by Medtronic for a period of not less than three years after the end of such quarter.

     (e) Upon reasonable notice and during regular business hours, Medtronic shall from time to time (but no more frequently than once annually) make available the records referred to in



PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

subsection (d) above for audit at MacroPore's expense by independent representatives selected by MacroPore to verify the accuracy of the reports provided to MacroPore. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives may disclose to MacroPore only their conclusions regarding the accuracy and completeness of royalty payments and of records related thereto, and shall not disclose Medtronic's confidential business information to MacroPore without the prior written consent of Medtronic.

     11.5 TECHNOLOGY TRANSFER. Upon Medtronic's request any time after a Failure of Supply, MacroPore shall promptly provide to Medtronic, or a third party designated by Medtronic, as applicable, copies of such technical documentation and related know-how and trade secrets, and training as is reasonably necessary for a skilled manufacturer to make such Product; provided that any such third party shall agree to maintain the confidentiality of all such information to the same extent that Medtronic is obligated to do so under this Agreement, and Medtronic will reimburse MacroPore for salary and reasonable travel and lodging expenses for MacroPore personnel with respect to training requested by Medtronic at a location other than MacroPore's facility to the extent such expenses are substantiated by expense receipts.

     11.6 MAINTAIN LICENSES IN FORCE. MacroPore shall comply with all of the provisions of, and shall maintain in full force and effect, all license agreements with third parties pursuant to which MacroPore is licensee of intellectual property included in the Licensed Intellectual Property. MacroPore shall promptly notify Medtronic if any such third party licensor alleges any breach by MacroPore of any such license agreement. Medtronic shall be entitled, but not obligated, to cure any alleged breach by MacroPore of such license agreement and set-off the cost of such cure against amounts otherwise owed to MacroPore hereunder.

     11.7 NO LIABILITY. MacroPore shall have no obligation or any liability under Section 7.2 with respect to any Developed Products produced by Medtronic or its third party designee pursuant to the license granted in this
Article 11.

                                   ARTICLE 12
                              INTELLECTUAL PROPERTY

     12.1 TRADEMARKS. MacroPore hereby grants Medtronic a royalty-free license to use all trademarks, trade names and logotypes of MacroPore relating to the Developed Products solely in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Developed Products. Medtronic shall acquire no right, title or interest in such MacroPore trademarks, trade names and logotypes, other than the license provided for above, and Medtronic shall not use any MacroPore trademarks, trade names and logotypes as part of Medtronic's corporate or trade name, or trademark or logotype or permit any third party under Medtronic's control to do so without the prior written consent of MacroPore. To the extent permitted by local law, any statutory powers which would be granted to Medtronic by virtue of its local use of MacroPore's trademarks or its licensee status are excluded. Medtronic shall, in addition, have the right to promote and sell the Developed Products under trademarks, trade names and logotypes of Medtronic selected by Medtronic, which trademarks, trade names and logotypes shall be and shall remain the property of Medtronic.

     12.2 TRADEMARK INFRINGEMENT. Each party shall promptly notify the other party of any use by any third party of such other party's trademarks, trade names or logotypes or any use by such third parties of similar marks that may constitute an infringement or passing off of such other party's trademarks, trade names or logotypes of which such first party has knowledge. The owner of such trademark(s) reserves the right in its sole discretion to institute any proceedings against such third-party infringers and the other party shall refrain from doing so. Each party agrees to cooperate fully with the other party in any action taken by such other party against such third parties, provided that all expenses of such action shall be borne by such other party and all damages that may be awarded or agreed upon in settlement of such action shall accrue to such other party.

     12.3 TERMINATION OF USE OF TRADEMARKS. Medtronic acknowledges MacroPore's proprietary rights in and to MacroPore's trademarks, trade names and logotypes, and Medtronic hereby waives all right to any trademarks, trade names and logotypes now or hereafter originated by MacroPore. Medtronic shall not after the date of this Agreement adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of MacroPore's trademarks. Upon termination of this Agreement, Medtronic shall cease using MacroPore's trademarks, trade names and logotypes in any manner, subject to Medtronic's right, if any, to continue to sell its remaining inventory of Developed Products.

     12.4 MEDTRONIC PROPERTY. All tooling, patterns, dies, gauges, jobs, fixtures, and all specifications, drawings, samples, designs, software, firmware, programs, formulae, and other items and information, including, without limitations improvements to the Developed Product furnished by Medtronic to MacroPore in connection with this Agreement shall only be used in the performance of work for Medtronic; and shall remain the property of Medtronic; and together with all copies thereof shall be disposed of or returned in good repair, normal wear and tear excepted, by MacroPore to Medtronic at Medtronic's direction and expense upon Medtronic's request. MacroPore assumes risk of loss and damage to said items while in its possession or under its control. MacroPore shall notify Medtronic promptly whenever any items of Medtronic's tangible property are in need of repair or replacement. Medtronic's property shall be marked or otherwise adequately identified by MacroPore as property of Medtronic for use only under this Agreement and shall be safely stored. MacroPore waives any right it may have in law or equity to withhold Medtronic's property.

     12.5 PATENT RIGHTS.

     (a) DEFENSE OF CLAIMS. Medtronic shall defend, or at its option settle, any suit instituted against Medtronic that is based on an allegation that any Developed Product constitutes an infringement of any patent or any other intellectual property right. Medtronic shall have sole control of defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that Medtronic shall not enter into any settlement or compromise that may adversely affect MacroPore without MacroPore's consent, which consent shall not be unreasonably withheld. Medtronic shall indemnify, subject to the limitations set forth herein, MacroPore against any final award of damages and costs made against MacroPore and any settlement amounts as a result of any such action. MacroPore shall notify Medtronic promptly in writing of such claim, suit or proceeding and give Medtronic such information and assistance as Medtronic may reasonably request to settle and defend any such claim.

     (b) LIMITATION OF LIABILITY. Medtronic shall have no liability of any kind to MacroPore under Section 10.5 or based upon any other claim MacroPore may have to the extent any such claim is based upon or arises out of the use of poly-lactic acid or any manufacturing or processing of Developed Product.

     12.6 PROTECTION OF INTELLECTUAL PROPERTY. Each party shall be responsible for and have control of filing, prosecuting and maintaining all US and foreign patents and copyrights and applications therefor owned by it, and no party shall have any obligation to obtain or maintain any patent or copyright except as it deems necessary or appropriate to protect such party's Intellectual Property.

     12.7 OWNERSHIP OF INVENTIONS. Subject to the terms of this Agreement,
(a) any Invention conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of MacroPore shall be the property of MacroPore, (b) any Invention conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of Medtronic shall be the property of Medtronic, and (c) MacroPore and Medtronic shall each have an undivided one-half interest in any Invention jointly conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of MacroPore and one or more employees or agents of Medtronic; provided that neither party shall exploit such jointly-owned Invention without the written consent of the other party.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 NONDISCLOSURE. The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of five years after the receiving party's receipt of such Confidential Information. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants during such period.

     13.2 PUBLIC ANNOUNCEMENT. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party's written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party's employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations).

     13.3 COMPLETE AGREEMENT. This Agreement, the Investment Agreement, the Investors' Rights Agreement, the Supplemental Rights Agreement, the Distribution Agreement, and the

Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

     13.4 WAIVER, DISCHARGE, AMENDMENT, ETC. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

     13.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of MacroPore herein may not be assigned except to any person who succeeds to substantially all of the assets and business of MacroPore to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

     13.6 NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Medtronic, to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  General Counsel
         Facsimile:  (612) 572-5459

         with a copy to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  Vice President and Chief Development Officer
         Facsimile:  (612) 572-5404

if to MacroPore, to:

         MacroPore, Inc.
         6740 Top Gun Street
         San Diego, CA  92121
         Attention:  Christopher J. Calhoun
         Facsimile:  (858) 458-0995

         with a copy to:

         MacroPore, Inc.
         6740 Top Gun Street
         San Diego, CA  92121
         Attention:  Vice President of Finance
         Facsimile:  (858) 458-0994

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

     13.7 EXPENSES. Except as expressly provided herein, MacroPore and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

     13.8 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

     13.9 TITLES AND HEADINGS; CONSTRUCTION. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     13.10 ILLEGALITY; SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     13.11 RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

     13.12 BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.13 SURVIVAL. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

     13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

     13.15 EXECUTION OF FURTHER DOCUMENTS. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

     IN WITNESS WHEREOF, each of the parties has caused this Development and Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.

MACROPORE, INC.



By:    /s/ Christopher J. Calhoun
       -----------------------------------------
Its:   Vice-Chairman and Chief Executive Officer


MEDTRONIC, INC.



By:      /s/ Michael D. Ellwein
         ---------------------------
Its:     VP and Chief Development Officer

                                    EXHIBIT A

                     PROPOSED POTENTIAL DEVELOPMENT PRODUCTS

1.       [*****************]

2.       [********************]

3.       [********************]



PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.



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